Exhibit 5.1

June 12, 2020

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

Re:    Registration Statement on Form S-8 of shares of Common Stock, par value $0.01 per share, of MoneyGram International, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to an additional 8,900,000 shares of common stock, par value $0.01 per share (the “Shares”), of MoneyGram International, Inc. (“MGI”), which may be issued under the MoneyGram International, Inc. Amended and Restated 2005 Omnibus Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of MGI as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by MGI in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP